EXHIBIT 10.43

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SUPPLY AND LICENSE AGREEMENT

This Supply and License Agreement (this “Agreement”) is entered into as of November 5, 2007 (“Effective Date”) by and between (i) Allergan, Inc., a Delaware corporation, and Allergan Sales, LLC, a Delaware limited liability company, each having a principal place of business at 2525 Dupont Drive, Irvine, California 92612 (collectively “Allergan”) and (ii) Orthovita, Inc., a Pennsylvania corporation, having a principal place of business at 77 Great Valley Parkway, Malvern, Pennsylvania 19355 (“Orthovita”). Allergan and Orthovita shall hereinafter be individually referred to as a “Party” and collectively as the “Parties”.

RECITALS

A.	WHEREAS, Allergan has been manufacturing and supplying collagen [***] to Orthovita under the Original Supply Agreement (defined below);

B.	WHEREAS, Allergan is planning on closing its collagen manufacturing facility located in Fremont, California;

C.	WHEREAS, Allergan has agreed to supply Orthovita approximately [***] of Collagen (defined below) prior to the shut down of Allergan’s Fremont, California facility, and Orthovita has agreed to purchase such Collagen, under the terms of this Agreement; and

D.	WHEREAS, Orthovita desires to obtain from Allergan the Equipment (defined below) along with a license to the Know-How (defined below), and Allergan is willing to sell and/or transfer (as applicable) the Equipment and license the Know-How to Orthovita under the terms of this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the covenants contained herein, the above recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	DEFINITIONS

1.1 “Affiliates” of a Party shall mean any corporation or other business entity controlling, controlled by, or under common control with such Party.

1.2 “Control” (including “controlling”, “controlled by” and “under common control with” of any party, corporation, or other business entity) shall mean the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in such party, corporation, or other business entity, respectively.

1.3 “cGMP” shall mean the current Good Manufacturing Practices regulations

Allergan Confidential

promulgated by the United States Food and Drug Administration (FDA) under the Food, Drug and Cosmetic Act as of the time of manufacture of the Collagen, as well as comparable good manufacturing practice regulations of any other applicable governmental authority of a jurisdiction in which Orthovita sells Commercial Products (defined below), and subject to any arrangements, additions, or clarifications agreed from time to time between the Parties.

1.4 “Collagen” shall mean [***].

1.5 “Collagen Lots” shall mean the [***] of Collagen to be manufactured by Allergan and supplied to Orthovita under this Agreement.

1.6 “Commercial Product” shall mean a product which Orthovita sells and/or distributes that includes any Collagen.

1.7 “Defect” shall mean any Collagen that does not meet the Specifications.

1.8 “Equipment” shall mean the production equipment, analytical test equipment and materials owned by Allergan and related to the production of Collagen, as set forth on Exhibit B attached hereto; provided, however, if it is reasonably determined under the terms of Allergan’s lease (in effect as of the Effective Date) for the Facility that the landlord for the Facility is the owner of any of the items listed on Exhibit B due to such item(s) being considered fixtures or otherwise, then such item(s) shall not be considered Equipment under this Agreement.

1.9 “Facility” shall mean Allergan’s manufacturing facility located in Fremont, California where it has been manufacturing collagen [***] under the Original Supply Agreement and will manufacture the Collagen under this Agreement.

1.10 “Know-How” shall mean Allergan’s technical knowledge and information, know-how, formulas, designs, specifications, documentation, files, processes, analytic and testing methods, and documentation relating primarily to the manufacture of Collagen as set forth on Exhibit C attached hereto.

1.11 “Intellectual Property” shall mean all inventions, discoveries and innovations (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent rights, patent applications and invention disclosures, together with all reissues, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, all registered or unregistered trademarks, trade names and service marks, including all goodwill associated therewith, and copyrights, and all applications and registrations for any of the foregoing owned or controlled by or issued to Orthovita or Allergan, as applicable.

1.12 “Materials” shall mean direct process consumable items required to produce the Collagen for the Collagen Lots.

1.13 “Original Supply Agreement” shall mean that certain Contract Manufacturing and Supply Agreement, dated August 5, 2007, by and between Orthovita and Inamed Medical

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Products Corporation (now known as Allergan).

1.14 “Orthovita Biomaterials” shall mean any biologically interactive products manufactured by or for Orthovita.

1.15 “Specifications” shall mean the product specifications for the Collagen as set forth on Exhibit A.

1.16 Capitalized terms not specifically outlined in this Article 1 shall have the respective meanings ascribed to them in this Agreement.

2.	COLLAGEN LOTS, EQUIPMENT AND KNOW-HOW LICENSE

2.1 Collagen Lots. Allergan agrees to manufacture and sell to Orthovita, and Orthovita agrees to purchase from Allergan, the Collagen Lots.

2.2 Equipment. Allergan agrees to sell to Orthovita, and Orthovita agrees to purchase from Allergan, the Equipment as detailed in Exhibit B. Allergan agrees to reasonably cooperate with Orthovita, at Orthovita’s expense, to effectuate the sale and/or transfer of the Equipment, including, without limitation, signing applicable transfer documentation.

2.3 Know-How License. Subject to the terms and conditions of this Agreement, Allergan hereby grants Orthovita a nonexclusive, nontransferable (except for permitted assignments under Section 17.4 and transfers to third-party subcontractors solely in connection with such subcontractors’ performing services on behalf of Orthovita for the purposes described in this Section 2.3), perpetual, royalty-free, irrevocable license to use the Know-How for the processing and production of Collagen for surgical hemostats, bone grafting products, and research and development purposes that are not related to facial and dermal fillers, aesthetics products (including, but not limited to breast reconstruction and augmentation products) or urological products (the “Know-How License”). Nothing herein shall be construed to grant to Orthovita, by estoppel, implication, or otherwise, any right, title, interest or license in or to any know-how, trade secrets, or other intellectual property owned or controlled by Allergan other than as expressly granted in this Section 2.3.

2.4 Training. As part of the Know-How License, Allergan agrees to provide to Orthovita with [***] training related to the manufacturing of Collagen. Such training will be held at the Facility prior to the earlier of December 31, 2008 or the final shut down of the Facility. Allergan shall propose the dates and times of such training to Orthovita in writing at least five (5) business days prior to the scheduled training session(s), which dates and times shall be reasonably acceptable to Orthovita. Orthovita shall be solely responsible for the travel and other expenses of its personnel. Any additional training or consulting services requested by Orthovita beyond the included [***] shall be performed by Allergan at Allergan’s then-current time and material rates.

3.	PRICING AND PAYMENT

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3.1 Price. The total price to be paid by Orthovita to Allergan for the sale of the Collagen Lots, the Equipment and the Know-How License is Six Million Five Hundred Fifty-Two Thousand Dollars ($6,552,000) (the “Total Purchase Price”) allocated as follows:

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3.2 Adjustment. In the event it is reasonably determined under the terms of Allergan’s lease (in effect as of the Effective Date) for the Facility that the landlord for the Facility is the owner of any of the items listed on Exhibit B due to such item(s) being considered fixtures or otherwise (“Third Party Owned Equipment”), such Third Party Owned Equipment shall not be included among the Equipment sold by Allergan to Orthovita, and an equitable adjustment in the Equipment Purchase Price will be made or substantially equivalent equipment owned by Allergan will be substituted, as mutually agreed upon by the Parties. As of the Effective Date, Allergan is not aware of any claim by the landlord for the Facility that any of the Equipment is considered a fixture under the lease or is otherwise subject to a claim of ownership by the landlord, and Allergan agrees that it will not amend the Facility lease in a manner that would negatively impact Allergan’s ownership interest in the Equipment. To the extent the Equipment is damaged or becomes inoperable subsequent to the Effective Date and prior to Allergan making the Equipment available for shipment pursuant to Section 4.2, or the Equipment is otherwise not made available for shipment pursuant to Section 4.2, the Parties shall agree on an appropriate reduction to the Equipment Purchase Price or shall identify other suitable equipment that can be used by Orthovita and substituted for the damaged/inoperable Equipment, and in the event Orthovita has previously paid the Equipment Purchase Price to Allergan, an appropriate refund shall be provided to Orthovita. Allergan shall notify Orthovita immediately upon discovery that Allergan does not own Equipment or that Equipment has been damaged or becomes inoperable, and shall concurrently provide Orthovita with an updated Equipment schedule.

3.3 Payment. Orthovita shall pay to Allergan, in cash, the Total Purchase Price (subject to adjustment pursuant to Section 3.2) within thirty (30) days following the final delivery of the Collagen Lots. All payments must be made in U.S. dollars. Outstanding balances shall accrue interest at a rate equal to the lesser of one and one half percent (1.5%) per month and the maximum rate permitted by applicable law, from due date until paid, plus Allergan’s reasonable costs of collection. All prices hereunder are exclusive of, and Orthovita shall pay, all sales, use, VAT, and other consumption taxes, personal property taxes and other taxes (other than those based on Allergan’s net income) unless Orthovita furnishes satisfactory proof of tax exemption status.

4.	DELIVERY

4.1 Collagen Lots. Allergan shall deliver all of the Collagen Lots no later than October 31, 2008 to the location(s) designated by Orthovita. Allergan estimates (without obligation) that it will deliver the Collagen Lots according to the following schedule:

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Allergan shall use commercially reasonable efforts to provide Orthovita with at least fourteen (14) days’ prior written notice after determining that it will not meet a scheduled delivery date listed above.

4.2 Equipment and Know-How. Allergan will make the Equipment available for shipment starting in the first (1st) quarter of 2008 and will commence delivery of the Know-How to Orthovita in the fourth (4th) quarter of 2007. All of the Equipment will be made available for final shipment, and final delivery of the Know-How will occur, on or before December 31, 2008 or final Facility close down, such timing to be mutually agreed upon by Allergan and Orthovita. Notwithstanding the foregoing, Allergan agrees that if it no longer has any use for any Equipment, it shall cooperate with Orthovita to make such Equipment available for shipment prior to December 31, 2008.

4.3 Delivery Terms. The Collagen Lots and Equipment will be shipped F.O.B. shipping point. Without limiting the generality of the foregoing, Orthovita shall make all arrangements for the pick-up and delivery of the Equipment which will be performed at Orthovita’s sole expense and risk. Orthovita shall also be responsible for all costs relating to the preparation of the Equipment for delivery. Orthovita shall defend and indemnify and hold Allergan and its Affiliates harmless, from any and all liability for personal injury and for any property damage that may arise from Orthovita’s removal of the Equipment from the Facility, except to the extent caused by the negligence of Allergan and/or its Affiliates.

5.	ACCEPTANCE, RETURNS AND MATERALS

5.1 Acceptance. Orthovita shall have a [***] day period from receipt of each Collagen Lot to determine product quality and seek remedy for any Defects, quantity discrepancy or timing issues. Latent defects are omitted from this time period.

(a) Orthovita considers acceptable a quantity receipt that is [***] of the ordered quantity.

(b) Orthovita requires that 100% of the Collagen included as part of a Collagen Lot meets the Specification. Orthovita does not have to accept any shipment of Collagen that does not meet the Specifications as determined per a sample inspection.

5.2 Returns. Returns for quality issues related to processing, shall be at Allergan’s expense. Orthovita shall be required to obtain from Allergan a Return Goods Authorization (RGA), product identification instructions and preferred shipping method, prior to returning any Collagen. Allergan shall not unreasonably withhold a RGA.

5.3 Materials.

(a) Allergan shall maintain full traceability of all Materials.

(b) Allergan shall obtain Materials in quantities required to supply the Collagen Lots.

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6.	REPRESENTATIONS AND WARRANTIES

6.1 Collagen Lots. Allergan represents and warrants to Orthovita that the Collagen shall be manufactured in accordance with the Specifications, in compliance with all applicable federal, state or municipal statutes, laws, rules or regulations including those related to the environment and occupational health and safety. Allergan represents and warrants to Orthovita that, based on current knowledge of Allergan’s operations, Allergan has the ability to manufacture and supply Orthovita with Collagen in accordance with the terms of this Agreement.

6.2 Authority. Allergan represents and warrants that performance of its obligations under this Agreement will not result in a violation, breach of, or constitute a default under its Certificate of Incorporation or corporate bylaws, or any other agreement Allergan is bound by.

6.3 Equipment. Notwithstanding anything contained herein to the contrary, the Equipment is provided by Allergan “AS IS” with no warranties or representations of any kind other than good and marketable title, free and clear of all liens, claims and encumbrances.

6.4 Know-How. Notwithstanding anything contained herein to the contrary, the Know-How is provided by Allergan “AS IS” with no warranties or representations of any kind. Without limiting the generality of the foregoing, Allergan makes no warrantees or guarantees as to the viability, longevity, applicability or ownership of the Know-How.

7.	LIMITATIONS

7.1 EXCEPT FOR THE LIMITED EXPRESS WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER ALLERGAN NOR ORTHOVITA MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, IN FACT OR IN LAW, WITH RESPECT TO COLLAGEN, EQUIPMENT, KNOW-HOW OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ALL SUCH OTHER WARRANTIES ARE HEREBY DISCLAIMED.

7.2 EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES UNDER ARTICLE 10 AND FOR BREACHES OF THE OBLIGATIONS OF CONFIDENTIALITY UNDER ARTICLE 13, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES BE LIABLE TO THE OTHER PARTY, ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOST REVENUES AND/OR LOST SAVINGS), ARISING FROM A BREACH OR ALLEGED BREACH OF THIS AGREEMENT, EVEN IF SUCH PARTY, ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.3 The Parties hereto acknowledge and agree that the foregoing disclaimer and

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limitation of liability represent bargained for allocations of risk, and that the pricing and other terms and conditions of this Agreement reflect such allocations of risk.

8.	SOURCING, FACILITY REVIEWS AND COMPLIANCE

8.1 Sourcing. Except as otherwise agreed upon in writing by Orthovita, all services related to the supply of the Collagen Lots shall be performed by Allergan at the Facility.

8.2 Facility Reviews.

(a) Orthovita shall have the right to audit the Facility prior to the final delivery of the Collagen Lots provided that reasonable notice is given.

(b) Allergan reserves the right to limit the review to areas that affect the Collagen.

8.3 QC and Regulatory Compliance.

(a) Allergan shall maintain a quality system and manufacture the Collagen in compliance with FDA Quality System Regulations, including cGMP, and ISO 13485.

(b) Allergan shall seek written approval from Orthovita prior to implementing changes to the manufacturing process which Allergan believes in its reasonable judgment may impact safety or efficacy of Collagen or changes which may require additional regulatory filings. Such notification shall be effected by providing samples to Orthovita for evaluation and approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) Allergan shall seek written approval from Orthovita prior to implementing changes, which Allergan believes in its reasonable judgment, may affect form, fit, function, materials of construction or safety of Collagen.

(d) Allergan shall maintain device history files for a minimum of five (5) years from date of creation, and three (3) years from date of expiry, after which time Orthovita shall be given the option of file disposition.

(e) Allergan agrees to provide a written corrective action plan to Orthovita for approval, within thirty (30) days of reported audit observations by Orthovita. The plan shall include detailed actions with how they are to remedy the observation and when.

(f) Allergan shall promptly notify Orthovita whenever a request for a plant inspection is received from the FDA that relates in any way to the Facility and Collagen, and shall promptly advise Orthovita of any scheduled or unscheduled FDA inspection and the results thereof. A copy of Form 483 observations or other applicable reports, which apply to Collagen and redacted as deemed necessary by Allergan to protect confidential information, shall be supplied to Orthovita upon its request, within three (3) business days of the request. Allergan shall promptly take steps to remedy any valid deficiencies found by the FDA inspectors relating

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to the manufacture, sterilization and packaging of Collagen, and to respond in writing to the Form 483 observations. Allergan shall provide Orthovita with a copy of its responses to any Form 483 observations relating to the Collagen in advance of their submission to FDA, redacted of any confidential information, and shall notify Orthovita of the date such responses are filed with the FDA.

9.	COMPLAINTS, RECALLS AND INSURANCE

9.1 Complaint. Complaints related to the Collagen shall be submitted formally to Allergan per Orthovita’s PCAR procedure. Allergan shall provide a written response to PCARs within (30) days of issuance. The response shall include:

(a) Investigation details;

(b) Conclusion;

(c) Corrective action;

(d) Preventative action; and

(e) Name, signature and date of authorized individual.

9.2 Recalls. Orthovita shall have the full authority and responsibility to conduct a recall related to any Commercial Product. In the event that Orthovita determines that a recall of any one or more Commercial Products is necessary for any reason, Orthovita shall so notify Allergan in writing. Allergan shall assist and cooperate with Orthovita in giving effect to any necessary recall that relates to the Collagen provided by Allergan under this Agreement. Allergan shall be responsible for the cost of product replacements of any recall caused by Allergan’s shipment of Collagen that did not meet the Specifications in all material respects, or Collagen that was not manufactured in material compliance with cGMP and the costs associated with return and reshipment including, without limitation, reasonable costs of notifying customers and costs associated with the shipment and reshipment and replacement of such products, including the cost of Orthovita Biomaterials at standard cost. Allergan shall have no other obligations with respect to such recalls, except as may be provided for in this Section and Section 10.2. Orthovita shall, however, bear all costs and expenses of any recall caused by Collagen and/or Commercial Product design, selection of materials, Orthovita Biomaterial related recalls, misrepresentations (including deceptive or misleading advertising or sales practices) or other acts causing a recall to occur, including, without limitation, costs of notifying customers and costs associated with the shipment and reshipment and replacement of such products. Orthovita shall have no other obligations with respect to such recalls, except as may be provided for in this Section and in Section 10.1.

9.3 Insurance. Each Party shall obtain and maintain at all times during the term of this Agreement, product liability insurance in the amount of at least [***] per occurrence and [***] coverage and shall deliver to the other Party, upon request, a certificate evidencing such insurance. Each Party shall notify the other Party in writing at least thirty (30) days prior to

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cancellation of or any material change in its policy. The fulfillment of the insurance obligations hereunder shall not otherwise relieve a Party of any liability assumed by it hereunder or in any way modify its obligations to indemnify the other Party under the terms of this Agreement.

10.	INDEMNIFICATION

10.1 By Orthovita. Orthovita agrees to defend and indemnify and hold Allergan and its Affiliates harmless against any and all claims, suits, proceedings, expenses, recoveries and damages of or by third parties, including court costs and reasonable attorneys fees and expenses, to the extent they arise out of, are based on, or are caused by (i) alleged defects in the design of Collagen, (ii) any allegation or claim that the design for Collagen infringes upon the intellectual property rights of third parties, (iii) statements, whether written or oral, made or alleged to be made by Orthovita or any other party on the packaging or labeling of any of the Collagen, or in the advertising, publicity, promotion, or sale of any Collagen (iv) the storage, sale, shipment, promotion, or distribution of Collagen, or (v) the use or operation of Collagen, or (vi) Collagen that Orthovita knows does not meet the Specifications, either by notification of Allergan or any other source, and that Orthovita decides to use as is, except to the extent that such arises from the negligent acts or omissions of Allergan. Allergan will promptly notify Orthovita of any such claim or demand which comes to its attention

10.2 By Allergan. Allergan agrees to defend and indemnify and hold Orthovita and its Affiliates harmless against any and all claims, suits, proceedings, expenses, recoveries and damages of or by third parties, including court costs and reasonable attorneys fees and expenses, to the extent they arise out of, are based on, or are caused by (i) any breach by Allergan of its warranty or (ii) the willful misconduct or gross negligence of Allergan; in each case except to the extent that such arise from or are aggravated by negligent or wrongful acts or omissions of Orthovita. Orthovita will promptly notify the Allergan of any such claim or demand, which comes to its attention. The limitations set forth in Article 7 shall continue to apply to any claims made or damages incurred by Orthovita, but shall not apply to claims made or damages incurred by third parties for which Allergan is obligated to indemnify Orthovita under this Section; provided that in no event shall Allergan be liable under any circumstances for any costs of recall, whether incurred by Orthovita or third parties except as provided in Section 9.2 of this Agreement.

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11.	INTELLECTUAL PROPERTY RIGHTS

Except as set forth in Section 2.3, Allegan retains all rights and titles to any and all Intellectual Property associated with the supply and manufacturing of the Collagen. Except as set forth in the preceding sentence, Orthovita retains all rights and titles to any and all Intellectual Property associated with the formulation and manufacturing of the Commercial Product. Except as set forth in Section 2.3, any Intellectual Property either conceived or reduced to practice jointly by the Parties during the course of performance of this Agreement shall be jointly owned by Orthovita and Allergan. Each Party shall bear the costs of protecting such jointly owned intellectual property.

12.	USE OF EQUIPMENT

12.1 Title for the Equipment purchased by Orthovita under this Agreement shall transfer to Orthovita from Allergan upon shipment (F.O.B.) from Allergan’s facility.

12.2 Allergan is responsible for routine maintenance, calibration and storage of the equipment which it uses to manufacture Collagen under this Agreement. Allergan is also responsible for routine maintenance, calibration and storage of the Equipment until such Equipment is transferred to Orthovita. Thereafter, Orthovita is responsible for routine maintenance, calibration and storage of the Equipment.

12.3 Allergan agrees to keep all Equipment free and clear of all liens, encumbrances, security interests and other charges of any kind or character. Allergan shall indemnify, defend and hold harmless Orthovita from and against all liens, encumbrances, security interests and other charges that Orthovita may be compelled to pay or discharge (including all costs and reasonable attorneys’ fees relating thereto) with respect to the Equipment. Allergan shall not sell, deliver, consign, loan or otherwise transfer any of the Equipment to any party other than Orthovita or a party designated by Orthovita in writing.

12.4 Allergan shall, upon Orthovita’s request and at Orthovita’s expense, execute such bills of sale in substantially the form attached hereto as Exhibit D, UCC financing statements and other documents, as Orthovita shall reasonably request, in connection with maintaining Orthovita’s ownership interest in all Equipment.

12.5 Orthovita is responsible for major maintenance of the Equipment beyond any warranty period except in the case of negligence, modification or misuse by Allergan.

12.6 Allergan shall maintain an adequate inventory of spare parts for tooling and equipment to prevent undue delays for the manufacturing of the Collagen due to routine maintenance. Available spare part inventory relating to the Equipment can be transferred to Orthovita at the time that the Equipment is provided to Orthovita. Transfer of spare part inventories will be at the sole discretion of Allergan.

13.	CONFIDENTIALITY AND PUBLICITY

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13.1 Confidentiality.

(a) Definition. For purposes of this Agreement, “Confidential Information” means any confidential or proprietary information, source code, software tools, designs, schematics, plans or any other information relating to any work in process, future development, engineering, manufacturing, marketing or business plan or financial or personnel matter relating to either Party, its present or future products, sales, suppliers, customers, employees, investors or business, identified by the disclosing Party as Confidential Information, whether in oral, written, graphic or electronic form.

(b) Nondisclosure. A Party receiving any Confidential Information of the other Party shall take all reasonable measures to keep and hold any such Confidential Information of the other Party in strict confidence as it would its own Confidential Information and shall not disclose such Confidential Information of the other Party to any person, firm or corporation without the prior written consent of the Party disclosing such Confidential Information. A Party receiving Confidential Information of the other Party shall not, except as may be authorized hereafter in writing by the disclosing Party, use any Confidential Information of the other Party for any purpose not stated in this Agreement. A Party receiving Confidential Information of the other Party shall limit dissemination of and access to any such Confidential Information of the other Party to those employees or consultants of the receiving Party who have a good faith need for such access to effectuate the purpose of this Agreement and who have executed a standard non-disclosure agreement with the receiving Party, and to the receiving Party’s Board of Directors, attorneys and auditors.

(c) Termination of Confidentiality Obligation. The obligations of the receiving Party described in this Section 13.1 (“Confidentiality”) shall terminate five (5) years from the date of receipt of the respective Confidential Information from the disclosing Party.

(d) Exclusions from Confidential Information. Neither Party shall have the obligation to the other Party with respect to any information of the other Party or any portion thereof which:

(i) is already known to the receiving Party at the time of receiving same, as shown by the receiving Party’s files and records in existence at the time of disclosure;

(ii) is or hereafter becomes publicly known through no wrongful act of the receiving Party;

(iii) is rightfully received from a third party without restriction on disclosure and without breach of this Agreement;

(iv) is now or hereafter independently developed by the receiving Party and without reliance in any degree upon any Confidential Information of the other Party; or

(v) is revealed pursuant to a requirement of a governmental agency or law, provided that the receiving Party provides prompt written notice of such requirement or law

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so as to afford the disclosing Party an opportunity to intervene and oppose disclosure; or

(vi) with respect to Orthovita’s obligations of non-disclosure only, is acquired by Orthovita under the terms of this Agreement.

13.2 Publicity. Without limiting each Party’s confidentiality obligations under Section 13.1, except as required by applicable law, neither Party shall, without securing the prior written consent of the other Party, release the terms of this Agreement to any third party or publicly announce the terms of this Agreement. Notwithstanding the foregoing, either Party may disclose the existence and general nature of this Agreement in press releases, shareholder reports, quarterly and annual corporate reports. Securities and Exchange Commission filings and public or private equity offerings; provided however, that each Party shall give the other reasonable time to review and comment on written material related to the other Party. Any announcements or similar publicity with respect to the execution of this Agreement shall be agreed upon among the Parties in advance of such announcement, and shall not include information that either Party reasonably deems inappropriate for disclosure.

14.	TERM AND TERMINATION

14.1 Term. This Agreement shall commence on the Effective Date and shall continue until the later of (i) Orthovita’s acceptance of the final delivery of the Collagen Lots pursuant to Section 5.1, (ii) the final shipment of the Equipment, or (iii) the final delivery of the Know-How, unless terminated earlier by mutual written agreement of the Parties.

14.2 Termination. Either Party may terminate this Agreement upon prior written notice if the other Party is in breach of any material term or condition of this Agreement. Each such termination notice shall specify the material breach or material breaches in question and shall permit cure of such breach or breaches within a thirty (30) day period. If the material breach or material breaches in question are not cured within such thirty (30) day period, the Party providing the termination notice shall be entitled to immediately terminate this Agreement by giving written notice thereof to the Party in material breach.

14.3 Survival. The following shall survive the expiration or any termination of this Agreement:

(a) the provisions of Section 2.3, 5.1 (with regards to latent defects only) and 12.4, and Articles 6, 7, 8.3(d), 8.3(f), 9.1, 9.2, 10, 11, 13, 14, 15 and 17;

(b) any payment obligations of either Party accruing hereunder prior to the effective date of such termination; and

(c) Any other provisions necessary to interpret the respective rights and obligations of the Parties hereunder.

15.	TERMINATION OF ORIGINAL SUPPLY AGREEMENT

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15.1 Termination of Original Supply Agreement. Subject to Sections 15.1(a), 15(b) and 15.1(c) below, the Parties agree that the Original Supply Agreement shall be terminated as of the Effective Date.

(a) Allergan’s supply obligations under Contracts (as defined in the Original Supply Agreement) outstanding as of October 8, 2007 (the “Outstanding Contracts”), shall survive termination of the Original Supply Agreement.

(b) Allergan’s obligations and liabilities under the following sections of the Original Supply Agreement as they relate to Products (as defined in the Original Supply Agreement) previously supplied under the Original Supply Agreement and Products to be supplied under Outstanding Contracts shall survive termination of the Original Supply Agreement: Sections 3.7 (Acceptance); 3.8 (Returns); 3.11 (Materials); 5 (Representations and Warranties); 7 (Sourcing); 9 (QC and Regulatory Compliance); 10 (Complaints); 11 (Recalls); 14 (Indemnification); 15 (Intellectual Property); 16 (Tooling and Equipment); and 17 (Confidentiality).

(c) Any and all provisions identified in the Original Supply Agreement as surviving termination, shall survive pursuant to the terms of the Original Supply Agreement.

15.2 Mutual Release. Each of the Parties hereby releases, acquits and forever discharges the other Party, its Affiliates and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and Affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to the Original Supply Agreement prior to the Effective Date, except for liabilities arising under the following sections of the Original Supply Agreement as they relate to Products (as defined in the Original Supply Agreement) previously supplied under the Original Supply Agreement and Products to be supplied under the Outstanding Contracts: Sections 3.7 (Acceptance); 3.8 (Returns); 3.11 (Materials); 5 (Representations and Warranties); 7 (Sourcing); 9 (QC and Regulatory Compliance); 10 (Complaints); 11 (Recalls); 14 (Indemnification); 15 (Intellectual Property); 16 (Tooling and Equipment); and 17 (Confidentiality); provided, however, any liability under the foregoing sections of the Original Supply Agreement shall be subject to Section 6 (Limitations) of the Original Supply Agreement.

16.	FACILITY CLOSURE

16.1 Facility Shut-Down. Orthovita acknowledges and agrees that Allergan shall have sole discretion with regards to the final shut-down and closure of the Facility; provided, however, (a) Allergan shall provide two (2) months’ advance written notice to Orthovita indicating the planned closure date; and (b) the foregoing shall not relieve Allergan of its manufacturing and supply obligations under this Agreement. Notwithstanding the foregoing, Allergan shall not shut down and close the Facility until it has satisfied its obligations under Sections 2.1 and 4.1.

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16.2 No Hire. Orthovita hereby agrees that until the final shut-down of the Facility Orthovita shall not directly or indirectly hire any Allergan employee or independent contractor working at the Facility or otherwise known by Orthovita to be providing services to Allergan in connection with the manufacture of Collagen at the Facility, without Allergan’s prior written consent; provided, however, this restriction shall not apply to any employee or independent contractor who has ceased providing services to Allergan for at least three (3) consecutive months. Without limiting the restrictions set forth in this Section 16.2, the Parties agree that as of the Effective Date, the restrictions set forth in Paragraph 8 of the Confidential Disclosure Agreement entered into between Orthovita and Allergan, Inc., effective February 9, 2007, shall no longer be in effect.

17.	GENERAL PROVISIONS

17.1 Integration / Modification. Except as set forth in Section 15, this Agreement, together with all exhibits and attachments hereto, contains the entire understanding of the Parties with respect to the subject matter herein, and supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. No trade customs, courses of dealing or courses of performance by the Parties shall be relevant to modify, supplement or explain any term(s) used in this Agreement. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement.

17.2 Relationship Between the Parties. In fulfilling its obligations pursuant to this Agreement, each Party shall be acting as an independent contractor. Neither Party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party.

17.3 Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance.

17.4 Assignment. This Agreement is binding upon and inures to the benefit of the Parties to it, and to their successors and assigns. Neither Party shall have the right to assign this Agreement or any of the rights or obligations hereunder without the prior written consent of the other Party; provided, however, each Party may assign this Agreement to an Affiliate or a subsidiary or a successor to that area of its business to which this Agreement is related.

17.5 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

17.6 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

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17.7 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be presumptively deemed to be sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt; (b) if mailed, three (3) calendar days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

If to Orthovita:

Albert J. Pavucek, Jr.

Chief Financial Officer

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

Ph 484-323-8801

Fax 610-640-2603

With a copy to:

Christine J. Arasin.

Corporate Counsel

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

Ph 484-323-8807

Fax 610-640-2603

If to Allergan:

Ray Diradoorian

Executive Vice President

Global Technical Operations

Allergan, Inc.

2525 Dupont Dr.

Irvine, CA 92612-1599

Ph 714-246-4767

Fax 714-246-6557

With a copy to:

Tony Sine

Senior Corporate Counsel

*** CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST UNDER 17 C.F.R. SECTIONS 200.80(B)(4) AND 230.406.

Allergan, Inc.

2525 Dupont Dr.

Irvine, CA 92612-1599

17.8 Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control, including, but not limited to, Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, or any lack or failure of transportation facilities. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within three (3) calendar days after its occurrence and state the details and expected duration of the event. The Party not performing its obligations under this Agreement as a result of a Force Majeure event shall use best efforts to resume compliance with this Agreement as soon as possible. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure.

17.9 Legal Fees. The prevailing Party in any litigation between the Parties relating to this Agreement will be entitled to recover its reasonable attorneys’ fees and court costs, in addition to any other relief that it may be awarded.

17.10 Governing Law and Venue. Notwithstanding its place of execution or performance, this Agreement shall be governed by and construed in accordance with the laws of the State of California, irrespective of its laws regarding choice or conflict of laws. Any dispute arising under or relating to this Agreement shall be submitted for resolution to a state or federal court or competent jurisdiction in California, and the Parties hereby agree to submit to the jurisdiction and venue of such court.

17.11 Interpretation.

(a) Captions & Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

(b) Singular & Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

(c) Articles, Sections & Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

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(d) Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

(e) Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

17.12 Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed by exchange of signature pages by facsimile and/or or other “electronic signature” (as defined in the Electronic Signatures in Global and National Commerce Act of 2000) in a manner agreed upon by the Parties hereto; and/or in any number of counterparts, each of which shall be an original as against any Party whose signature appears thereon and all of which together shall constitute one and the same instrument.

17.13 Further Assurances. Each Party to this Agreement shall, at its own expense, furnish, execute, and deliver all documents and take all actions as may reasonably be required to effect the terms and purposes of this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

ALLERGAN, INC.		ORTHOVITA, INC.

By:	/s/ Jeffrey L. Edwards	By:	/s/ Antony Koblish
	EVP, Finance, Bus. Dev. CFO		President and CEO

ALLERGAN SALES, LLC

By:	/S/ David M. Lawrence
Vice-President

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EXHIBIT A

SPECIFICATIONS

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EXHIBIT B

EQUIPMENT

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EXHIBIT C

KNOW-HOW

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EXHIBIT D

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that Allergan, Inc., a Delaware corporation and Allergan Sales, LLC, a Delaware limited liability company (collectively “Seller”) each with its principal place of business at 2525 Dupont Drive, Irvine, California 92612, for good and valuable consideration paid by Orthovita, Inc. (“Purchaser”) with its principal place of business at 77 Great Valley Parkway, Malvern, Pennsylvania 19355, the receipt whereof is hereby acknowledged, does hereby grant, bargain, sell, transfer and deliver unto the said Purchaser all right title and interest of Seller in and to the equipment listed on Schedule A attached hereto and made a part hereof.

TO HAVE AND TO HOLD the said goods and chattels unto the said Purchaser its successors and assigns, to its and their own use and behalf forever;

And the said Seller, does hereby covenant, represent and warrant to said Purchaser that as of the date hereof the same is free from all liens, pledges, mortgages, security interests, liabilities, restrictions, conditional sales contracts or other encumbrances, or conflicting claims of any nature whatsoever; that Seller has delivered good right and marketable title to the same as aforesaid, and that it will warrant and defend the same unto the said Purchaser, its successors and assigns against the lawful claims and demands of all persons.

EXCEPT AS PROVIDED ABOVE, SELLER HAS NOT MADE AND MAKES NO, AND HEREBY EXPRESSLY DISCLAIMS ANY, EXPRESS OR IMPLIED WARRANTY WHATSOEVER HEREUNDER, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PURPOSE OR OTHERWISE, REGARDING THE EQUIPMENT OR ANY PART OR THE DESIGN OR CONDITION THEREOF, AND THAT THE EQUIPMENT IS BEING SOLD “AS IS.”

It is further agreed Purchaser shall indemnify, defend and hold harmless Seller, its subsidiaries, affiliates, successors and assigns, from any and all liability for personal injury and for any property damage to the extent arising from removal of said above-referenced equipment from Seller’s facility located at 48490 Milmont Drive, Fremont, CA 94538; provided, however, the foregoing indemnity shall not apply to the extent that such damage or injury arises from the negligent acts or omissions of Seller.

This Bill of Sale is binding upon Seller and shall inure to the benefit of Purchaser and its successors and assigns. Nothing contained herein, express or implied shall, confer on any person or entity other than the parties hereto and their respective successors and assigns, any rights, remedies or obligations or liabilities under or by reason of this Bill of Sale.

IN WITNESS WHEREOF, the said parties have caused this instrument to be signed under seal this      day of             , 200  .

ALLERGAN, INC.	ORTHOVITA, INC.

By:	By:
Name:	Name:
Title:	Title:

ALLERGAN SALES, LLC

By:
Name:

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Title:

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SCHEDULE A

EQUIPMENT

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